Exhibit 10.20

Terms of Loans From Rozetta-Cell Life Sciences, Inc.

Loans:

July 2010	$4,800
August 2010	$24,600
September 2010	$39,400
October 2010	$33,871
November 2010	$13,162
December 2010	$38,648
January 2011	$30,772
February 2011	$13,882
March 2011	$26,798
April 2011	$-0-

Term: None

Interest Rate:  None

Other Terms:  Loans payable on demand by Rozetta-Cell.